                             MAGMA COPPER COMPANY                  EXHIBIT 11

                       Computation of Per Share Earnings
                   (In thousands, except per share amounts)
                                    Three Months        Nine Months
                                ended September 30,  ended September 30,
                                -------------------  -------------------
                                   1994     1993       1994       1993
 Primary                         -------   ------    -------     -------
 -------
Weighted average common
  shares outstanding               49,313    47,597    49,095    48,278
Earnings used in per common
  share computation:
  Net income                      $22,321   $ 8,759   $50,542   $12,859
   Preferred stock dividends       (2,906)     (891)   (8,718)     (891)
                                   ------    ------    ------    ------
  Net income available
    for common stock              $19,415   $ 7,868   $41,824   $11,968
                                   ======    ======    ======    ======
Earnings per share:
  Income before cumulative
  effect of accounting change
  and preferred stock dividends   $   .45   $   .18   $  1.03   $   .29
  Cumulative effect of
    accounting change,net of tax       --        --        --      (.02)
                                   ------    ------    ------    ------
  Net income                      $   .45   $   .18   $  1.03   $   .27
                                   ======    ======    ======    ======
  Preferred stock dividends          (.06)     (.01)     (.18)     (.02)
                                   ------    ------    ------    ------
Earnings per share of
  common stock                    $   .39   $   .17   $   .85   $   .25
                                   ======    ======    ======    ======
Assuming full dilution
- ----------------------
Weighted average common
  shares outstanding               63,409    53,144    63,444    50,148
Earnings used in per common
  share computation:
  Net income                      $22,321   $ 8,759   $50,542   $12,859
Earnings per share:
  Net income                      $   .35   $   .16   $   .80   $   .25

Computation of weighted average
  shares outstanding-fully diluted
 ---------------------------------
Primary weighted average
  shares outstanding               49,313    47,597    49,095    48,278

Assuming full dilution:
  Conversion of Series D Preferred
    Stock (2 million shares at
    3.448 conversion rate)          6,896     5,547     6,896     1,870
  Conversion of Series E Preferred
    Stock (2 million shares at
    3.5945 conversion rate)         7,189        --     7,189        --

  Incremental shares                   11        --       264        --
                                   ------    ------    ------    ------
Fully diluted weighted
  average shares outstanding       63,409    53,144    63,444    50,148
                                   ======    ======    ======   =======
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